SUPPLEMENT ADDING THE INTERNATIONAL FUND TO

INVESTMENT ADVISORY AGREEMENT

Supplement made as of this 5th day of February 2019, by and between Mutual of America Capital Management LLC, a Delaware limited liability company (the “Adviser”), formerly known as Mutual of America Capital Management Corporation, and Mutual of America Institutional Funds, Inc., a Maryland corporation (the “Company”), supplementing and amending the Investment Advisory Agreement dated the 1st day of May 1996, as previously supplemented, by and between the Adviser and the Company (the “Investment Advisory Agreement”).

WITNESSETH

WHEREAS, the Company desires the Adviser to provide investment advisory services with respect to the management of the assets of the International Fund of the Company, in the manner and on the terms hereafter provided, and the Adviser has agreed to provide such services.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Investment Advisory Agreement is hereby supplemented and amended as follows:

1.

Engagement of Investment Advisory Services. The Company authorizes the Adviser to provide investment advisory and management services for the International Fund, in the manner described in the Investment Advisory Agreement.

2.	Advisory Fee. Paragraph 5 of the Investment Advisory Agreement is amended to read in its entirety as follows:

5. Compensation. As compensation for its investment advisory services to the Company, the Adviser shall receive an amount calculated as a daily charge at the annual rate of 0.125% of the value of the net assets of each of the Equity Index Fund, Mid Cap Equity Index Fund, and International Fund; 0.50% of the value of the net assets of the All America Fund; 0.45% of the value of the net assets of the Bond Fund; 0.85% of the value of the net assets of each of the Small Cap Value Fund and Small Cap Growth Fund; and 0.20% of the value of the net assets of the Money Market Fund, computed in accordance with the Investment Company Act and the Registration Statement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Investment Advisory Agreement by their duly authorized officers as of the date first written above.

MUTUAL OF AMERICA CAPITAL MANAGEMENT LLC

By:	/s/ Amir Lear
Amir Lear
Chairman and Chief Executive Officer

MUTUAL OF AMERICA INSTITUTIONAL FUNDS, INC.

By:	/s/ James J. Roth
James J. Roth
Chairman, President and Chief Executive Officer